Exhibit 99.1

SYNERGETICS USA, INC.
3845 Corporate Centre Drive
O’Fallon, Missouri 63368
(636) 939-5100
http://www.synergeticsusa.com
Attn: Pamela G. Boone, Chief Financial Officer

SYNERGETICS USA, INC. ELECTS D. GRAEME THOMAS
AND PATRICIA S. WILLIAMS TO BOARD OF DIRECTORS

O’FALLON, Mo. (August 9, 2011) – Synergetics USA, Inc. (NASDAQ: SURG) announced today that D. Graeme Thomas and Patricia S. Williams have been elected to the Company’s Board of Directors.  The Board’s total membership increases to nine with the addition of Mr. Thomas and Ms. Williams.

“We are pleased to welcome Graeme Thomas and Patricia Williams to Synergetics’ Board of Directors,” stated Dave Hable, President and CEO of Synergetics USA, Inc.  “Graeme Thomas has served as a CEO of a medical device company and Patricia Williams has significant corporate experience in senior roles.  We look forward to their counsel as new members of Synergetics’ Board of Directors.”

D. Graeme Thomas has had broad executive experience in the life sciences industry focused primarily on medical devices and pharmaceuticals.  Mr. Thomas moved from Australia to the United States in 1979 to launch CooperVision Optics and CooperVision International.  In 1985, he joined Rorer Pharmaceuticals to build European markets, before moving in 1989 to lead Sherwood Medical International.  He launched AngioSeal for Sherwood/Wyeth in 1995, leading their cardiovascular device division until its acquisition in 1998.  Mr. Thomas then focused on start-up ventures, first founding MedAscent Group; then joining BioGenerator, an early-stage investment group in 2003.  He served as CEO of Akermin from 2004 and of Cardialen from 2004, both life-sciences ventures in which BioGenerator had invested, raising private capital, obtaining grants and achieving key milestones for each.  In 2011, he joined Saint Louis University where, as Director, Office of Technology Management, he is responsible for intellectual property protection and commercialization of technologies investigated and identified at that institution.

Patricia S. Williams served as Senior Vice President, General Counsel and Corporate Secretary of RehabCare Group, Inc., a leading provider of physical rehabilitation program management services in over 1,200 hospitals, skilled nursing facilities and other long-term care facilities throughout the United States, from 2007 until its acquisition by Kindred Healthcare, Inc. in June 2011.  Ms. Williams previously held the position of Vice President, General Counsel and Corporate Secretary of Thermadyne Holdings Corporation, a multi-national manufacturer of welding and cutting products, from 1997 to 2007.  Ms. Williams serves on the board of directors of YTB International, Inc., a leading marketer and provider of internet-based business solutions offering travel-related services, as well as shopping opportunities, and of White Drive Products, Inc., a leading global supplier of hydraulic motors and drive system products for mobile and industrial applications.

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About Synergetics USA, Inc.

Through continuous improvement and development of our people, our mission is to design, manufacture and market innovative microsurgical devices, capital equipment, accessories and disposables of the highest quality in order to enable surgeons who perform microsurgery around the world to provide a better quality of life for their patients.

Synergetics USA, Inc. is a leading supplier of precision microsurgical devices.  The Company’s primary focus is on the microsurgical disciplines of ophthalmology and neurosurgery.  Our distribution channels include a combination of direct and independent sales organizations and important strategic alliances with market leaders.  The Company’s product lines focus upon precision engineered, microsurgical, hand-held instruments and the delivery of various energy modalities for the performance of less invasive microsurgery including:  (i) laser energy, (ii) ultrasonic energy, (iii) radio frequency energy for electrosurgery and lesion generation and (iv) visible light energy for illumination, and where applicable, simultaneous infusion (irrigation) of fluids into the operative field.  The Company’s website address is http://www.synergeticsusa.com.

Forward-Looking Statements

Some statements in this release may be “forward-looking statements” for the purposes of the Private Securities Litigation Reform Act of 1995.  In some cases forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions.  Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements.  These factors, risks and uncertainties are discussed in Synergetics’ Annual Report on Form 10-K for the year ended July 31, 2010, as updated from time to time in our filings with the Securities and Exchange Commission.

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